Oncolytics Biotech® Reports Accelerating Enrollment in Randomized REO 033 RAS-Mutant, MSS Colorectal Cancer Study

Substantially all planned REO 033 clinical sites are now activated, with multiple patients currently on study

Company expects to have sufficient Part A data to provide an interim clinical update by year-end 2026

FDA alignment provides potential path to accelerated approval based on objective response rate and full approval based on progression-free survival

SAN DIEGO, CA, September 28, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced continued clinical and operational progress in REO 033, its randomized study evaluating pelareorep in second-line RAS-mutant, microsatellite-stable (“MSS”) metastatic colorectal cancer (“mCRC”).

Nearly all planned clinical sites for Part A of REO 033 have now been activated, and multiple patients are currently enrolled (link to study on ClinicalTrials.gov). With the site activation process largely complete, the Company is focused on accelerating enrollment and generating randomized clinical data evaluating the contribution of pelareorep to the current standard-of-care regimen.

REO 033 is a randomized controlled study evaluating pelareorep in combination with folinic acid, fluorouracil and irinotecan (“FOLFIRI”) and bevacizumab versus FOLFIRI and bevacizumab in patients with second-line RAS-mutant MSS mCRC. Part A is expected to enroll approximately 60 patients randomized between the two treatment arms, with objective response rate (“ORR”) as the primary endpoint, and progression-free survival (“PFS”), overall survival (“OS”), safety, and biomarker analyses among the additional endpoints.

“We are seeing strong momentum in REO 033 now that substantially all of our planned sites are open and multiple patients are on study,” said John McAdory, Chief Operating Officer of Oncolytics. “Given the current pace of enrollment, we expect to have the ability to report interim data from Part A by year-end, based on the number of evaluable patients enrolled by the end of October. Importantly, with site activation substantially behind us, our focus is now squarely on enrollment, execution, and generating the randomized clinical data that can inform the next stage of the program.”

REO 033 Builds on Encouraging REO 022 Clinical Data

REO 033 was designed to prospectively evaluate the efficacy signals previously observed in REO 022 in a randomized setting. In REO 022, pelareorep in combination with FOLFIRI and bevacizumab demonstrated encouraging ORR, PFS, and OS compared with historical second-line benchmarks:

Efficacy Measure	REO 022: Pelareorep + FOLFIRI + Bevacizumab[1]	Historical Second-Line Benchmark
Objective Response Rate	33%	~6–11%[2,3]
Median Progression-Free Survival	16.6 months	~5.7 months[2]

Median Overall Survival	27.0 months	~11.2 months[2]
Median Duration of Response	19.5 months	~4–6 months[4]

The REO 022 results were generated in a small, non-randomized study, and cross-study comparisons have inherent limitations. REO 033 is designed to test the pelareorep regimen prospectively against a concurrent control arm and determine whether the efficacy signals observed in REO 022 can be replicated in a randomized study.

Potential Registration Path Aligned with the Food and Drug Administration

The Company recently aligned with the U.S. Food and Drug Administration (the “FDA”) on the concept for a potential pivotal Part B expansion of REO 033.

Under the proposed regulatory strategy, Part B would build directly upon the ongoing randomized REO 033 study and could support a potential accelerated approval submission based on objective response rate, with progression-free survival providing the basis for potential full approval.

The Company expects data from Part A to inform the final size and execution of the potential pivotal Part B expansion.

About Pelareorep
Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. It has been administered to over 1,200 patients, and clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically inactive tumors to active through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

References
1.Goel S, et al. Elucidation of Pelareorep Pharmacodynamics in A Phase I Trial in Patients with KRAS-Mutated Colorectal Cancer. Mol Cancer Ther. 2020 May;19(5):1148-1156. doi: 10.1158/1535-7163.MCT-19-1117.

2.Bennouna J. Lancet Oncol (14):29-37, 2013
3.Iwamoto S. Ann Oncol. Jul;26(7):1427-33, 2015
4.FDA grants accelerated approval to adagrasib with cetuximab for KRAS G12C–mutated colorectal cancer. Published June 21, 2024. Accessed April 28, 2026. https://www.fda.gov/drugs/resources-information-approved-drugs/fda-grants-accelerated-approval-adagrasib-cetuximab-kras-g12c-mutated-colorectal-cancer

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include those regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies; the timeline and outcome of interim data from Part A of REO 033; the results of the proposed regulatory strategy and approval of Part B of REO 033; the Company’s belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; and the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com